Exhibit 10.1

Term Sheet

This Term Sheet (this “Term Sheet”) is made and entered into as of May 20, 2025 by and between Greenway Technologies, Inc., a Texas corporation (“GWTI”), and Renewable Elements, LLC, a Texas limited liability company (“RE” and, together with GWTI, each, a “Party” and, collectively, the “Parties”).

I.	The Proposed Transaction

GWTI is engaged in the research and development of proprietary gas-to-liquids (“GTL”) synthesis gas conversion systems and micro-plants. This Term Sheet sets forth certain terms upon which the Parties have agreed regarding their desire to have GWTI install a G-ReformerTM pilot site (Commercial Demo Unit) (“CDU”) to produce synthesis / hydrogen gas, which will be flared at a site to be agreed by the Parties (such site, the “Installation Site” and, such transaction, the “Proposed Transaction”). GWTI will provide or arrange to provide the equipment, services and facilities to allow for the operation of the CDU site in exchange for the consideration agreed by the Parties.

Except as set forth herein, no legally binding obligation, commitment or liability will be created or implied unless and until the execution and delivery of definitive documentation pertaining to the Proposed Transaction satisfactory to the Parties, which may include one or more services agreements, work plans, consulting agreements, leases and licenses (collectively, the “Definitive Agreements/Work Plans”). This Term Sheet does not contain all matters upon which the Definitive Agreements/Work Plans must be based for the Proposed Transaction. The Parties agree to work in good faith to complete Definitive Agreements/Work Plans. Notwithstanding the foregoing or anything else herein to the contrary, the Parties agree that Article II(A), Article III (Confidentiality), Article IV (Termination), and Article V (Miscellaneous) shall be legally binding upon the Parties.

II.	General Structure

A.	Payments. The payments from RE to GWTI for the construction, delivery and installation of the CDU site shall be agreed by the Parties, including with respect to the timing of such payments; provided, that, upon the execution of this Term Sheet and in consideration of GWTI’s time, effort and cost of exploring the Proposed Transaction with RE and negotiating this Term Sheet, RE shall pay GWTI a non-refundable amount of USD 1,300,000.00, which shall be deducted from any agreed payment amounts pursuant to the Definitive Agreements/Work Plans (but such amount shall be retained by GWTI if the Definitive Agreements/Work Plans are not executed for any reason).

B.	Ongoing Interest. In exchange for certain related services and equipment, RE may provide GWTI with an agreed percentage of the gross offtake from the CDU site. RE shall be the owner of the remainder of the gross off-take from the CDU site.

C.	CDU site. GWTI will deliver one CDU equipment to the fabrication location within an agreed time period from the date of execution of the Definitive Agreements/Work Plans. After delivery of the CDU equipment to the Installation Site, the Parties may agree to a certain time period for assembly, testing and acceptance.

D.	Ground Lease. GWTI may provide RE a ground lease at the Installation Site for the installation and operation of the CDU site, which costs shall be paid by RE.

E.	Facility Services. GWTI may provide certain facility services at the Installation Site for the operation of the CDU site. The costs for these facility services shall be paid by RE, and any ongoing costs related to these facility services shall be paid by RE.

F.	Operational Expenses. Expenses and supplies for the ongoing operation of the CDU site are the responsibility of RE.

G.	Tariff and Taxes. RE shall be responsible for any taxes, fees and/or tariffs associated with the CDU site and/or any off-take from the CDU site.

III.	Confidentiality

Any non-public information exchanged in connection with this Term Sheet is confidential and shall be subject to the separate non-disclosure agreement made between the Parties.

IV.	Termination

This Term Sheet will terminate upon (a) the mutual agreement of the Parties, or (b) 30 days’ notice from one Party to the other Party, except that Article II(A), Article III (Confidentiality), Article IV (Termination), and Article V (Miscellaneous) shall survive such termination.

V.	Miscellaneous

A.	Jurisdiction; Governing Law. This Term Sheet shall be governed by and construed in accordance with the laws of the State of Texas without regard to the conflicts of law provisions thereof that would cause the application of the laws of any other jurisdiction.

B.	Amendment. This Term Sheet may only be amended, modified or supplemented by an agreement in writing signed by each Party.

C.	Counterparts. This Term Sheet may be executed in any number of counterparts and the signatures delivered by electronic means (e.g., PDF), each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

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The Parties have executed this Term Sheet as of the date first above set forth.

GREENWAY TECHNOLOGIES, INC.

By:	/s/ Kevin Jones
Name:	Kevin Jones
Title:	President

RENEWABLE ELEMENTS, LLC

By:	/s/ Nestor G. Mendoza
Name:	Nestor G. Mendoza
Title:	President